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                                                              EXHIBIT 23.1

                     CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Amendment No. 1 to Form S-4) and related Prospectus of Ashland Inc. for the registration of $150,000,000 6 5/8% Senior Notes Due 2008 and to the incorporation by reference therein of our report dated November 5, 1997, with respect to the consolidated financial statements and financial statement schedule of Ashland Inc. and subsidiaries, included in its Annual Report (Form 10-K, as amended by Form 10-K/A) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

Louisville, Kentucky

April 29, 1998